EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Fourth-Quarter Financial Information

SPOKANE, Wash., Feb. 12, 2008 (PRIME NEWSWIRE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President and CEO Randall L. Fewel today announced fourth-quarter net income for the company of $738,337 and full-year earnings of $2,637,760 for the twelve months ending December 31, 2007. Fourth-quarter 2007 earnings were about 2% below earnings reported for the same quarter in 2006, decreasing $16,845. For the full year, net income reported a 5% drop ($142,140) from the $2,779,900 earned in 2006.

Fully diluted, earnings-per-share for the fourth-quarter in 2007 were $0.31, which compares to $0.32 per share last year. For the full-year 2007, fully diluted earnings-per-share were $1.10, compared to $1.16 in 2006. Prior year per share results have been adjusted to account for a five percent stock dividend paid in June 2007. Return on average assets in 2007 reports at 0.85%, with return on average equity reporting at 10.2%.

Total assets for the company were $343.6 million on December 31, 2007, a $64.7 million increase (23%) when compared to total assets of $278.9 million reported on December 31, 2006.

Northwest Bancorporation, Inc. is the parent company of Inland Northwest Bank (the "Bank"). At December 31, 2007 the Bank reported net outstanding loans of $274.7 million, a $59.6 million (28%) increase when compared with December 31, 2006. Deposits, after eliminating inter-company balances, were $272.5 million, $62.0 million higher (29%) than on December 31, 2006.

While net income was slightly below the level that the Company reported in 2006, Mr. Fewel expressed satisfaction with 2007 results. "Given a significant increase in overhead, related to our investment in people and facilities in 2007, we had anticipated slightly lower net income," he said. "This investment in future growth included hiring four new lenders, bringing the total number of commercial lenders to eleven, and opening branches in Hayden and Spirit Lake, Idaho. Additionally, the Bank began construction of a new branch on Francis Avenue, in Spokane, and leased an additional 4,000 square feet at its Paulsen Center headquarters, where it will house the Spokane commercial lending team." With the two new Idaho branches not opening until late in the year, Fewel attributed the accelerated growth that the Company experienced in 2007 to the increase in the number of lending personnel.

Because of the significant growth of the loan portfolio, the Bank expensed $420 thousand to the provision for future loan losses, increasing the quarterly provision from $90 thousand for each of the first three quarters to $150 thousand in the fourth-quarter; this compares to $360 thousand expensed in all of 2006. Net loan losses for the year were $228 thousand; as a percentage of average loans outstanding, net losses were a little under 0.10% (1/10th of one-percent). $547 thousand in year-end non-accrual loans amounted to 0.20% (2/10ths of one-percent) of the Bank's loan portfolio; no loans were more than 90 days past due and still accruing interest. Repossessed property at year-end was $6 thousand. Mr. Fewel noted that, despite relatively low loan charge-offs in 2007, and with few loan problems evident at year-end, the continued growth of the loan portfolio will necessitate higher provisioning to the loan loss reserve in 2008. "While our analysis of the adequacy of the reserve for loan losses indicates the reserve is adequately funded," he said, "accelerated loan growth has resulted in the need for additional provisioning to the reserve. Even though we plan to reduce net loan growth in 2008 to around $40 million, compared to the $60 million that we saw in 2007, we anticipate building the balance in the reserve by provisioning at the rate that we established in the fourth-quarter."

The Bank continued to see positive results from its mortgage department in 2007. The Bank provides construction lending to residential home builders, as well as home loans to individuals for the purchase or refinance of residential properties. The Bank does not engage in sub-prime lending. In 2007 the Bank originated in excess of $40 million in construction and $33 million in permanent mortgage loans. Virtually all of the permanent mortgage loans that the Bank produces are sold to secondary market investors.

Net interest income (interest income received on loans and investments minus interest expense paid on deposits and borrowed funds) increased by a little over $1.2 million in 2007. Offsetting the improvements in net interest income, non-interest expense increased substantially in 2007. The increase in non-interest expense, $1.4 million, was in line with budget, which anticipated an increase of $1.4 million. The areas reporting the biggest increases over 2006 were: Employee expense, which increased $719 thousand; promotional and marketing expenditures, which increased $253 thousand; office and customer supplies, which increased $112 thousand; and, occupancy expense, which increased $87 thousand. Mr. Fewel indicated that increased expenditures in these areas were supportive of Bank management's decision to pursue growth in 2007. He expects the Bank's investment in growth to be reflected in improved earnings in 2008 and, to a greater extent, in 2009.

Fewel noted that the Bank is forecasting continued double-digit growth in 2008; albeit, at a lower rate than the record-setting growth experienced in 2007. "We are anticipating asset and loan growth running near $40 million in 2008," he said. "Non-interest expense will increase by about as much in 2008 as it did in 2007, with the increase centered in employee and occupancy and FF&E expense. The increase in 2008 will be the direct result of the two new Idaho branches opened in late 2007; the relocation, mid-year, of our Indian Trail branch to the new Francis Avenue location, currently under construction; the anticipated year-end relocation of our Airway Heights branch to a stand-alone facility, to be constructed this year; and, additional expansion of our commercial lending team and support personnel."

While these growth initiatives will place earnings under pressure, it is anticipated that the significant increase in loans reported in 2007, coupled with the increase in loans expected in 2008, will drive net interest income up in excess of the increases planned for non-interest expense. If so, growth in net income in 2008 will slightly outpace growth in assets. Because it takes a year or more for a new commercial lender to generate enough income to cover his or her expenses, and it may take two or three years for a new branch to become profitable, return on the investment made last year and that which is planned in 2008 will not be fully realized in improvement to net income until 2009 and beyond. "Bank management is focused on the longer-term," Fewel said, "and we believe it is in our shareholder's best interest to achieve the economies of scale that are enjoyed by somewhat larger institutions. Relying on organic growth, as opposed to acquisitions, we would like to move the Bank up to $500 million in assets within the next few years," he said.

Fewel added, "One wildcard that concerns us this year, of course, has to do with the turmoil in the national economy and the financial markets, as well as the reaction of the Federal Reserve to that turmoil. While the interest rate cuts that we have seen thus far should not have significant impact on our bottom line, if the nation slips into a recession, it will undoubtedly spill over into the Inland Northwest."

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888